Exhibit 99.1

GEORGE RISK INDUSTRIES, INC.
802 S. ELM ST., KIMBALL, NEBRASKA 69145-1599 TELEPHONE #: (308) 235-4645 ACCOUNTING FAX #: (308) 235-2554 E-MAIL: stephanie.risk-mcelroy@grisk.com WEB SITE: www.grisk.com

COMPANY PRESS RELEASE

GEORGE RISK INDUSTRIES, INC.

FIRST QUARTER FYE 2023 RESULTS AND ANNUAL DIVIDEND ANNOUCEMENT

KIMBALL, NE — SEPTEMBER 14, 2023 — GEORGE RISK INDUSTRIES, INC., (OTCBB:RSKIA), a diversified and leading American manufacturer of a wide variety of products in the security and proximity sensor industries, recorded net sales of $4,728,000.00 for the quarter ending July 31, 2023. Net income for the quarter ended July 31, 2023, was $2,374,000.00, a 125.88% increase from the corresponding quarter last year, which showed net income of $1,051,000.00. Earnings per share for the quarter ended July 31, 2023, was $0.48 per common share and $0.21 per common share for the quarter ended July 31, 2022.

First quarter sales were lower, down $482,000.000 from the same period last year. We experienced a slight slowdown when we moved our shipping department, finished goods stockroom and a couple of product lines into a new building in order to increase our production areas in the main plant, but we are running smoothly now. Some of our production lines are also experiencing significant backlogs due to high product demand and continuing challenges with our local labor pool. However, booked sales are up from the same quarter last year and significant orders from our stocking distributors are arriving daily. We are continually grateful for the installation companies, our distribution network and employees for their hard work and dedication.

New product development includes explosion proof contacts which will be UL listed for hazardous locations. We are receiving several calls a week for this high security magnetic reed switch. Also in development are magnetic contacts which are listed under UL 634 Level 2. These sensors are for high security applications such as government buildings, military, nuclear facilities and financial institutions. Requests for development include a small glass break detector and programmable temperature and humidity sensors with built-in hysteresis. Engineering continues to work on wireless contact switches and monitoring devices which include glass break detection, tilt sending and environmental monitoring. A redesign for our brass water valve shut off system is near completion.

At George Risk Industries, Inc.’s latest Board of Directors meeting, which was held on August 29, 2023, a dividend of $0.65 per common share was declared. This is a $0.05 increase from the dividend that was paid last year. This dividend will be paid to stockholders of record as of September 30, 2023 and will be paid out by October 31, 2023

George Risk Industries, Inc. is engaged in the design, manufacture and sale to distributors and OEM manufacturers of custom computer keyboards, push button switches, burglar alarm components, pool access alarms, thermostats, E-Z Duct wire cover, hydro sensors and wire and cable tools. The company has representation in the United States, Canada, Asia and EMEA (Europe, the Middle East and Africa.).

CONTACT:

Stephanie M. Risk-McElroy, President/CEO/CFO

308-235-4645

800-523-1223